Filed pursuant to 424(b)(3)

Registration Statement No. 333-276257

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated May 2, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 909,090 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Post-Effective Amendment No. 1 to Form F-1, dated May 2, 2024 (the “Prospectus”), relating to the resale of up to 909,090 ordinary shares, $0.0022 par value per share (the “Ordinary Shares”), by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of an aggregate of 909,090 Ordinary Shares underlying warrants held by each of the Selling Stockholders. The warrants are not registered for resale.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on June 12, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On June 12, 2024, the closing price of our Ordinary Shares was $0.1353.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 16 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 13, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of June 2024

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

On June 9, 2024, the Board of Directors (the “Board”) of SMX (Security Matters) Public Limited Company (the “Company”), upon the recommendation of a majority of the independent members of the Board acting as the Company’s Nominating and Corporate Governance Committee of the Board, elected Ms. Pebble Sia Huei-Chieh to the Board to fill a vacancy, effective immediately. Ms. Sia will serve on the Board as a Class II Director for a term ending at the Company’s 2024 annual stockholder meeting and until her successor is duly elected and qualified. There was no arrangement or understanding between the Company and Ms. Sia pursuant to which she was selected as a director of the Company.

Ms. Sia, age 51, has been the Managing Director of Esquire Law Corporation since 2002, a niche Singapore firm she founded that specializes in cross-border mergers and acquisitions, strategic and venture capital investments, structured debt financing and equity securities, joint ventures, and general corporate and commercial law. She is Independent Non-Executive Director, Chairman, Nominating Committee, and Member, Audit Committee and Remuneration Committee, of Singapore Shipping Corporation Limited (a company listed on the Mainboard of the Singapore Exchange Limited), a car carrier ship owner, shipping and agency services; a non-executive Director of a venture investment firm for a Singapore family office; and a non-executive Director of a London-based luxury fashionwear company. She is also a non-executive director of two real estate investment companies.

Ms. Sia, through Esquire Law Corporation, acts from time to time as local counsel to the Company’s Singapore subsidiary.

The Company believes Ms. Sia is qualified to serve on the Board due to her corporate and transaction legal experience, including with respect to fund-raising activities, and her experience representing Singapore-based companies.

Ms. Sia will be eligible to receive compensation generally available to the Company’s non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 12, 2024

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer